Exhibit 99.1

FOR IMMEDIATE RELEASE:
July 31, 2009

USEC Reports Second Quarter 2009 Results

•	Net income of $17.3 million for second quarter on revenue of $514 million

•	Cash flow from operations of $221.7 million for the six-month period

•	Previous earnings and cash flow guidance withdrawn given uncertainty regarding effect of demobilization of American Centrifuge activities

•	Conference call with investors to be held at later date

BETHESDA, Md. – USEC Inc. (NYSE:USU) today reported net income for its second quarter ended June 30, 2009, of $17.3 million, or 11 cents per diluted share, compared to net income of $10.8 million, or 8 cents per diluted share, for the same quarter in 2008. For the six-month period, net income was $15.2 million, or 10 cents per diluted share, compared to $15.2 million, or 12 cents per diluted share, in the corresponding period of 2008.

Second quarter financial results reflect substantially higher sales volume of separative work units (SWU) compared to the same quarter in 2008 at higher average prices billed to customers. Improved revenue was partially offset by higher costs for producing and purchasing SWU. Profit margins for contract work done for the U.S. government were lower due to changes in the mix of contract services performed. Revenue from uranium sales was also substantially higher.

“We had a solid second quarter with revenue that was roughly double the revenue recorded in the same quarter last year. Our core business remains profitable and is generating substantial cash flow from operations,” said John K. Welch, USEC president and chief executive officer. “The sale of SWU was notably stronger as our customers refueled their nuclear power reactors on established schedules. Although electric power production is down due to economic conditions, nuclear power continues to be our customers’ first choice for generating their lowest cost base load electricity.”

A majority of reactors served by USEC are refueled on an 18-to-24-month cycle, and we expect SWU sales volume in 2009 to increase by approximately 30 percent year over year, which reflects the higher number of customer reactors to be refueled in 2009 compared to 2008. Therefore, short-term comparisons of USEC’s financial results are not necessarily indicative of longer-term results.

“Due to actions by DOE regarding our application for a loan guarantee to construct the American Centrifuge Plant (ACP), we have decided to begin to demobilize the project workforce. Decisions we make during the next quarter will have an effect on advanced technology spending, capital spending, one-time costs related to employee layoffs and capital investments. These amounts are not currently known and therefore we have withdrawn our earlier guidance and are not able to provide a meaningful update to our earnings or cash flow guidance for 2009 at this time,” Welch said.

“On July 29, we announced that we are pursuing discussions with the Obama administration regarding a review of the substantial benefits that the ACP provides for our nation’s economic recovery, as well as national and energy security. Given the evolving and fluid nature of such discussions, management has decided to postpone conducting its regular second quarter conference call for investors until such time as our options for going forward with the ACP are clarified. We will hold a conference call in the near future to discuss both the quarter’s results and the events surrounding ACP, but we did not want to delay release of this financial information in the meantime as we await further clarity from the U.S. government,” Welch said.

Revenue

Revenue for the second quarter was $514.3 million, an increase of 107 percent compared to the same quarter of 2008. Revenue from the sale of SWU for the quarter was $371.3 million compared to $125.7 million in the same period last year, an increase of 195 percent. The volume of SWU sales increased 162 percent in the quarter while average prices billed to customers increased 13 percent. Revenue from the sale of uranium was $95.4 million, an increase of $37.3 million, or 64 percent, from the same quarter last year. Uranium revenue reflects a 109 percent increase in uranium volume sold at average prices that were 21 percent lower than in the 2008 quarter due to the mix, timing and terms of uranium contracts. Revenue from our U.S. government contracts segment was $47.6 million compared to $65.2 million in the same quarter last year, a 27 percent decrease, primarily driven by net declines in contract services performed and higher benefit costs. Revenue for the government services segment in the corresponding period in 2008 included incremental revenue for fiscal 2002 DOE contract work based on the resolution of concerns regarding billable incurred costs.

For the six-month period, revenue was $1,019.9 million, an increase of $427.6 million, or 72 percent, compared to the same period in 2008. Revenue from the sale of SWU for the six months was $799.2 million, an increase of $428.4 million, or 116 percent, compared to the same period last year. Uranium revenue was $124.0 million, an increase of $18.7 million, or 18 percent. Revenue from the U.S. government contracts segment totaled $96.7 million, a decline of $19.5 million, or 17 percent.

In a number of sales transactions, USEC transfers title and collects cash from customers but does not recognize the revenue until low enriched uranium is physically delivered. At June 30, 2009, deferred revenue totaled $231.0 million, an increase of $34.7 million from December 31, 2008. The gross profit associated with deferred revenue as of June 30, 2009, was $69.5 million.

Cost of Sales, Gross Profit Margin and Expenses

Cost of sales for the second quarter for SWU and uranium was $391.9 million, an increase of $256.4 million or 189 percent. For the six-month period, cost of sales for SWU and uranium was $806.8 million, an increase of $410.6 million or 104 percent. The higher cost of sales in both periods of 2009 was due to the substantial increase in SWU sales volume noted above and higher SWU unit costs. Cost of sales for SWU and uranium reflects monthly moving average inventory costs based on production and purchase costs. The cost of sales per SWU was 18 percent higher in the quarter and 17 percent higher in the six-month period than in the year before, reflecting changes in the monthly moving average SWU inventory costs.

Production costs declined $12.6 million, or 3 percent, in the six-month period compared to the same period of 2008, primarily as a result of producing 6 percent less SWU. Production volume was affected by reduced electricity availability and a partial loss of enrichment capacity for the Paducah plant following a severe ice storm in January 2009. Unit production costs increased 3 percent reflecting an increase in benefit costs and the greater impact of fixed costs on reduced volume. A sharp downturn in the fair value of pension and postretirement benefit plan assets in 2008 will result in higher net benefit costs in 2009. The cost of electric power declined by $21.4 million in the first six months of 2009 due to a 4 percent decline in megawatt hours purchased and a 2 percent decline in the average cost per megawatt hour compared to the same period last year.

We continue to buy power from TVA for SWU production and to underfeed the enrichment process based on market conditions. The quantity of uranium that is added to uranium inventory from underfeeding is accounted for as a byproduct of the enrichment process. Production costs are allocated to the uranium added to inventory based on the net realizable value of the uranium, and the remainder of the production costs are allocated to SWU inventory costs. The decline in value of uranium in the six-month period of 2009 compared to the same period last year resulted in a greater allocation of production cost to SWU inventory.

Our estimate of the unit disposal cost for depleted uranium increased 9 percent during the second quarter. This change in our estimate affects the cost of sales for accumulated depleted uranium we have stored for ultimate treatment and disposal, and for depleted uranium we generate going forward. This cost is reflected in our cost of sales but the increase in the estimate resulted in a charge of $11.4 million in the quarter ended June 30, 2009.

We purchase approximately 5.5 million SWU annually from Russia, and this year’s deliveries began in April following approval of the 2009 pricing contract by the Russian government. Purchase cost for the SWU component of LEU under the Megatons to Megawatts program increased $23.4 million during the six-month period compared to the corresponding period of 2008, reflecting an 11 percent increase in the market-based unit purchase cost.

Cost of sales for the U.S. government contracts segment was nearly unchanged for the six-month period, compared to the corresponding period in 2008.

The gross profit for the second quarter was $77.4 million, an increase of $13.9 million, or 22 percent, over the same quarter last year. The gross profit for the six-month period was $119.6 million, an increase of $17.3 million, or 17 percent, over the corresponding period of 2008. The gross profit in both periods of 2009 improved due to higher SWU volume and average prices billed to customers, offset by higher SWU inventory costs and lower margin for the U.S. government contracts segment. The gross profit margin for the quarter was 15.0 percent compared to 25.5 percent in the same quarter of 2008 and 11.7 percent in the six-month period compared to 17.3 percent in the same period last year.

Selling, general and administrative (SG&A) expenses in the six-month period were $31.1 million, an increase of $2.8 million over the same period last year. Compensation, benefits and consulting expenses increased compared to the corresponding period of 2008, which included a $1 million credit to stock-based compensation expense due to a decline in our stock price during that prior period. During the first six months of 2009, consulting expenses were $0.7 million higher than the same period of 2008 and employee benefits increased $0.7 million due to the decline in the valuation of pension and post-retirement benefit plan assets in 2008.

Advanced technology expenses, primarily related to the demonstration of the American Centrifuge technology, were $62.1 million in the six-month period, an increase of $10.0 million, or 19 percent, compared to the same period last year. The increase in advanced technology costs reflects increased research and development activities associated with value engineering the AC100 centrifuge machine to lower its capital cost, as well as preparation for Lead Cascade testing of the initial AC100 series machines. In addition, commercial plant activities have increased compared to efforts in the corresponding period in 2008, including training and procedure development and facility turnover preparations.

Cash Flow and Liquidity

At June 30, 2009, USEC had a cash balance of $77.7 million compared to $37.9 million at March 31, 2009, and $248.5 million at December 31, 2008. We repaid the remaining principal balance of $95.7 million for our maturing senior notes on their due date of January 20, 2009, with available cash. Cash flow from operations in the six-month period was $221.7 million, compared to cash flow used by operations of $170.0 million in the same period in 2008. The $391.7 million improvement is primarily due to our building inventory in 2008 and monetizing that inventory through sales in 2009. Inventories declined by $109.7 million in the six-month period of 2009, but the full cash impact was delayed by timing of customer payments, as seen in the $231.4 million balance in accounts receivable at June 30, 2009. Payables under the Russian Contract were $258.2 million at the end of the second quarter after deliveries for 2009 commenced in April. Capital expenditures, primarily related to construction of the American Centrifuge Plant, totaled $257.8 million during the six-month period, compared to $199.4 million in the same period last year. In addition, we made cash deposits of $38.2 million in the six-month period of 2009 as collateral for surety bonds in connection with financial assurance requirements for the American Centrifuge Plant.

In response to statements made by DOE, we have taken steps to begin to demobilize the American Centrifuge project and thereby reduce project-related spending to a level that will ensure we have sufficient liquidity for at least 12 months. Sources of liquidity are expected to include our cash, expected internally generated cash flow from operations, expected receipt of approximately $70 million, pre tax, resulting from the settlement of a trade case, and available borrowings under our revolving credit facility. However, additional funds may be necessary sooner than we currently anticipate if we are not successful in our efforts to reduce spending and conserve cash or in the event of unanticipated payments to suppliers, increases in financial assurance, delays in the payment of amounts we expect to receive from monies deposited by importers of French LEU, or any shortfall in our estimated levels of operating cash flow or available borrowings under the revolving credit facility, or to meet other unanticipated expenses. We believe the output from the Paducah gaseous diffusion plant provides a meaningful source of operational cash flow and we have the flexibility to extend its operations as part of any alternative planning we may evaluate going forward.

USEC Inc., a global energy company, is a leading supplier of enriched uranium fuel for commercial nuclear power plants.

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Forward Looking Statements

This news release contains “forward-looking statements” – that is, statements related to future events. In this context, forward-looking statements may address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “will” and other words of similar meaning. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For USEC, particular risks and uncertainties that could cause our actual future results to differ materially from those expressed in our forward-looking statements include, but are not limited to: risks related to the deployment of the American Centrifuge technology, including risks related to performance, cost, schedule and financing; our success in obtaining a loan guarantee for the American Centrifuge Plant; the impact of the demobilization of the American Centrifuge project and uncertainty regarding our ability to remobilize the project; uncertainty regarding the cost of electric power used at our gaseous diffusion plant; our dependence on deliveries under the Russian Contract and on a single production facility; our inability under most existing long-term contracts to directly pass on to customers increases in our costs; the decrease or elimination of duties charged on imports of foreign-produced low enriched uranium; delays in U.S. government actions needed for us to collect money from antidumping duties deposited by importers of French low enriched uranium on past imports of French low enriched uranium in connection with trade measures imposed on such imports; pricing trends and demand in the uranium and enrichment markets and their impact on our profitability; changes to, or termination of, our contracts with the U.S. government and changes in U.S. government priorities and the availability of government funding, including loan guarantees; the impact of government regulation; the outcome of legal proceedings and other contingencies (including lawsuits and government investigations or audits); the competitive environment for our products and services; changes in the nuclear energy industry; the impact of volatile financial market conditions on our pension assets and credit and insurance facilities; and other risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q. We do not undertake to update our forward-looking statements except as required by law.

Contacts:
Investors: Steven Wingfield (301) 564-3354
Media: Elizabeth Stuckle (301) 564-3399

USEC Inc.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME (Unaudited)
(millions, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Revenue:
Separative work units	$371.3	$125.7	$799.2	$370.8
Uranium	95.4	58.1	124.0	105.3
U.S. government contracts and other	47.6	65.2	96.7	116.2

Total revenue	514.3	249.0	1,019.9	592.3
Cost of sales:
Separative work units and uranium	391.9	135.5	806.8	396.2
U.S. government contracts and other	45.0	50.0	93.5	93.8

Total cost of sales	436.9	185.5	900.3	490.0

Gross profit	77.4	63.5	119.6	102.3
Advanced technology costs	30.7	28.2	62.1	52.1
Selling, general and administrative	16.6	16.3	31.1	28.3

Operating income	30.1	19.0	26.4	21.9
Interest expense	0.3	5.2	0.8	11.5
Interest (income)	(0.4)	(6.0)	(1.0)	(16.8)

Income before income taxes	30.2	19.8	26.6	27.2
Provision for income taxes	12.9	9.0	11.4	12.0

Net income	$17.3	$10.8	$15.2	$15.2

Net income per share – basic	$.16	$.10	$.14	$.14
Net income per share – diluted	$.11	$.08	$.10	$.12
Weighted-average number of shares outstanding:
Basic	111.5	110.6	111.1	110.3
Diluted	160.3	158.7	159.8	158.5

USEC Inc.
CONSOLIDATED CONDENSED BALANCE SHEETS (Unaudited)
(millions)

	June 30,	December 31,
	2009	2008
ASSETS
Current Assets
Cash and cash equivalents	$77.7	$248.5
Accounts receivable	231.4	154.1
Inventories	1,270.5	1,231.9
Deferred income taxes	53.4	67.9
Other current assets	230.6	188.3

Total Current Assets	1,863.6	1,890.7
Property, Plant and Equipment, net	964.0	736.1
Other Long-Term Assets
Deferred income taxes	293.5	273.3
Deposits for surety bonds	173.7	135.1
Bond financing costs, net	11.0	12.0
Goodwill	6.8	6.8
Other long-term assets	1.3	1.3

Total Other Long-Term Assets	486.3	428.5

Total Assets	$3,313.9	$3,055.3

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt	$—	$95.7
Accounts payable and accrued liabilities	141.8	172.3
Payables under Russian Contract	258.2	121.5
Inventories owed to customers and suppliers	278.5	130.2
Deferred revenue and advances from customers	231.3	196.7

Total Current Liabilities	909.8	716.4
Long-Term Debt	575.0	575.0
Other Long-Term Liabilities
Depleted uranium disposition	143.0	119.5
Postretirement health and life benefit obligations	172.8	168.1
Pension benefit liabilities	227.6	223.1
Other liabilities	98.4	90.8

Total Other Long-Term Liabilities	641.8	601.5
Stockholders’ Equity	1,187.3	1,162.4

Total Liabilities and Stockholders’ Equity	$3,313.9	$3,055.3

USEC Inc.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)
(millions)

	Six Months Ended
	June 30,
	2009	2008
Cash Flows from Operating Activities
Net income	$15.2	$15.2
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	14.7	21.6
Deferred income taxes	(8.1)	(29.7)
Changes in operating assets and liabilities:
Accounts receivable – (increase) decrease	(77.3)	140.4
Inventories – (increase) decrease	109.7	(349.9)
Payables under Russian Contract – increase	136.7	46.4
Deferred revenue, net of deferred costs – increase (decrease)	(15.5)	12.5
Accrued depleted uranium disposition	23.5	11.2
Accounts payable and other liabilities – increase (decrease).	10.4	(16.6)
Other, net	12.4	(21.1)

Net Cash Provided by (Used in) Operating Activities	221.7	(170.0)

Cash Flows Used in Investing Activities
Capital expenditures	(257.8)	(199.4)
Deposits for surety bonds	(38.2)	—

Net Cash (Used in) Investing Activities	(296.0)	(199.4)

Cash Flows Used in Financing Activities
Borrowings under credit facility	—	47.0
Repayments under credit facility	—	(47.0)
Repayment and repurchases of senior notes	(95.7)	(12.6)
Common stock issued (purchased), net	(0.8)	(0.3)

Net Cash (Used in) Financing Activities	(96.5)	(12.9)

Net (Decrease)	(170.8)	(382.3)
Cash and Cash Equivalents at Beginning of Period	248.5	886.1

Cash and Cash Equivalents at End of Period	$77.7	$503.8

Supplemental Cash Flow Information:
Interest paid, net of amount capitalized	$1.9	$10.2
Income taxes paid	4.3	47.9